UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2010

RISKMETRICS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33928 (Commission File Number)	20-8175809 (IRS Employer Identification No.)

One Chase Manhattan Plaza, 44th Floor New York, New York 10005 (Address of principal executive offices)	10005 (Zip code)

Registrant’s telephone number, including area code: (212) 981-7475

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On February 28, 2010, RiskMetrics Group, Inc., a Delaware corporation (“RiskMetrics”), MSCI Inc., a Delaware corporation (“MSCI”), and Crossway Inc., a wholly owned subsidiary of MSCI and a Delaware corporation (“Merger Subsidiary”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Subsidiary will merge with and into RiskMetrics (the “Merger”), with RiskMetrics continuing as the surviving corporation and a wholly owned subsidiary of MSCI.

In connection, and concurrently, with the Merger Agreement, (i) certain stockholders of RiskMetrics entered into a voting agreement with MSCI pursuant to which such stockholders committed to vote in the aggregate approximately 54.4% of the outstanding shares of RiskMetrics common stock in favor of the Merger and (ii) Ethan Berman, the chief executive officer of RiskMetrics, entered into a Non-Competition and Non-Solicitation Agreement with MSCI, in each case, as more fully described below.

The Merger Agreement

At the effective time and as a result of the Merger, each outstanding share of RiskMetrics common stock, other than shares owned by RiskMetrics, MSCI, or Merger Subsidiary and other than those shares with respect to which appraisal rights are properly exercised and not withdrawn, will be converted into the right to receive a combination of (i) 0.1802 shares of MSCI Class A common stock and (ii) $16.35, in cash, without interest.

Consummation of the Merger is subject to certain conditions, including (i) the adoption of the Merger Agreement by RiskMetrics’ stockholders, (ii) the absence of any law or order prohibiting the closing, (iii) the receipt in full of the debt financing for the transaction, (iv) the expiration or termination of the applicable Hart-Scott-Rodino waiting period and receipt of certain foreign antitrust approvals, (v) subject to certain exceptions, the accuracy of representations and warranties, (vi) the effectiveness of the registration statement for the MSCI Class A common stock being issued in the Merger and (vii) certain other customary closing conditions.

MSCI has committed to use its reasonable best efforts to take all actions reasonably necessary to consummate and obtain the financing on the terms and conditions described in the commitment letter (the “Commitment Letter”) entered into on February 28, 2010 with its financing source, Morgan Stanley Senior Funding, Inc. (“MSSF”), filed as Exhibit 2.2 to MSCI’s March 1, 2010 Form 8-K, which is incorporated herein by reference.  MSCI’s efforts include using its reasonable best efforts to seek to enforce its rights under the Commitment Letter.  If the financing is not available, MSCI has agreed to use reasonable best efforts to arrange and obtain alternate financing from the same and/or alternative financial institutions in an amount sufficient to consummate the transactions under the Merger Agreement, upon terms and conditions not materially less favorable, in the aggregate, to MSCI than those in the Commitment Letter.

RiskMetrics and MSCI have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants to conduct their respective businesses in the ordinary course consistent with past practice between the execution of the Merger Agreement and consummation of the Merger and to use reasonable best efforts to cause the Merger to be consummated.  In addition, RiskMetrics has covenanted (i) to cause a stockholder meeting to be held to consider approval of the transactions contemplated by the Merger Agreement, (ii) subject to certain exceptions, for RiskMetrics’ board of directors to recommend adoption of the Merger Agreement by RiskMetrics’ stockholders, (iii) not to solicit proposals relating to alternative business combination transactions and (iv) subject to certain exceptions, not to enter into discussions concerning or provide confidential information in connection with alternative business combination transactions.

Prior to adoption of the Merger Agreement by RiskMetrics’ stockholders, RiskMetrics’ board of directors may, in certain circumstances, change its recommendation with respect to the Merger in response to a Superior Proposal or an Intervening Event (in each case, as defined in the Merger Agreement) upon compliance with certain notice and other specified conditions set forth in the Merger Agreement.

The Merger Agreement contains certain termination rights for both RiskMetrics and MSCI, including (i) the right of RiskMetrics in certain circumstances to terminate the Merger Agreement to accept a Superior Proposal (as defined in the Merger Agreement), (ii) the right of MSCI to terminate the Merger Agreement if RiskMetrics’ board of directors changes its recommendation with respect to the Merger, (iii) the right of MSCI to terminate the Merger Agreement between March 29, 2010 and April 2, 2010 if MSCI is unable, prior to March 29, 2010, to agree with MSSF after good faith negotiations with MSSF on the terms and conditions of the covenants to be offered to the market in connection with the financing contemplated by the Commitment Letter and (iv) certain other customary termination rights.  The Merger Agreement further provides that upon termination of the Merger Agreement under specified circumstances, including the circumstances described in the foregoing clauses (i) and (ii), RiskMetrics would be required to pay MSCI a cash termination fee of $50 million.  In addition, MSCI is obligated under the Merger Agreement to pay a cash termination fee of $100 million to RiskMetrics if (x) the Merger Agreement is terminated because the Merger is not consummated by September 1, 2010 and prior to the date of termination, all closing conditions to MSCI’s obligation to close are satisfied other than the financing condition or (y) MSCI terminates the Merger Agreement between March 29, 2010 and April 2, 2010 as described above.  If either party pays the termination fee as described in the prior sentence, the termination fee will constitute the other party’s sole remedy against the paying party for the failure to close due to a financing failure.  In addition, the Merger Agreement provides that under specified circumstances, including if RiskMetrics’ stockholders fail to adopt the Merger Agreement, RiskMetrics may be required to reimburse MSCI for its expenses incurred in connection with the transaction, up to $10 million in the aggregate.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto.

The Voting Agreement

On February 28, 2010, as an inducement for MSCI and Merger Subsidiary to enter into the Merger Agreement, Ethan Berman, the chief executive officer of RiskMetrics, and certain investment entities affiliated with General Atlantic LLC, Spectrum Equity Investors IV, L.P. and TCV V, L.P. (collectively, the “Supporting Stockholders”), which collectively own approximately 54.4% of the outstanding shares of RiskMetrics common stock, entered into a Voting and Irrevocable Proxy Agreement (the “Voting Agreement”) with MSCI.  Ethan Berman entered into the Voting Agreement solely in his capacity as a stockholder of RiskMetrics and not in his capacity as a director or officer of RiskMetrics.  The Voting Agreement provides that the Supporting Stockholders will vote (or cause to be voted) all of their shares of RiskMetrics common stock (i) in favor of, among other things, the approval and adoption of the Merger Agreement and (ii) against, among other things, any alternative business combination involving RiskMetrics.

The Supporting Stockholders’ agreements to vote their shares of RiskMetrics common stock as described above is subject to the limitation that if RiskMetrics’ board of directors changes its recommendation in response to an Intervening Event (as defined in the Merger Agreement), the Supporting Stockholders’ are required to vote in the aggregate approximately 35% of the outstanding shares of RiskMetrics common stock in favor of the Merger, with the remaining shares voted in the Supporting Stockholders’ sole discretion.

Each Supporting Stockholder has also granted an irrevocable proxy appointing MSCI as such Supporting Stockholder’s attorney-in-fact to vote his or its shares covered by the aforementioned voting obligations as required.

Each Supporting Stockholder has agreed that, other than according to the terms of the Voting Agreement, it will not (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any shares of RiskMetrics common stock or (ii), subject to certain limited exceptions, transfer, sell or otherwise dispose of any shares of RiskMetrics common stock during the term of the Voting Agreement.  Mr. Berman has also agreed to exercise all of his options to acquire shares of RiskMetrics common stock within five business days prior to the completion of the Merger to the extent he has not previously exercised such options.

The Voting Agreement will terminate upon the earliest of (i) the adoption of the Merger Agreement by the RiskMetrics stockholders, (ii) the conclusion of a RiskMetrics stockholder meeting at which the stockholders failed to approve the Merger Agreement, (iii) November 28, 2010 and (iv) the termination of the Merger Agreement in accordance with its terms or any amendment to the Merger Agreement that reduces the per share Merger consideration, changes the kind or form of, or the cash/equity per share allocation of, consideration to be received (other than by adding cash consideration) or amends the termination provisions of the Merger Agreement.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Voting Agreement, which is filed as Exhibit 2.3 hereto, and is incorporated into this report by reference.

Non-Competition and Non-Solicitation Agreement

On February 28, 2010, RiskMetrics, MSCI and Ethan Berman, the chief executive officer of RiskMetrics, entered into a non-competition and non-solicitation agreement (the “Non-Competition and Non-Solicitation Agreement”) pursuant to which Mr. Berman agreed that, during the period from the completion date of the Merger until December 31, 2011, he will not (i) engage in any business that competes with any business engaged in or actively planned to be engaged in by RiskMetrics as of the completion date of the Merger, (ii) solicit certain employees of RiskMetrics or MSCI or (iii) solicit certain clients or customers of RiskMetrics’ business or MSCI’s risk analytics business.

The foregoing description of the Non-Competition and Non-Solicitation Agreement does not purport to be complete and is qualified in its entirety by reference to the Non-Competition and Non-Solicitation Agreement, which is filed as Exhibit 2.4 hereto, and is incorporated into this report by reference.

Item 8.01. Other Events

On March 1, 2010, RiskMetrics and MSCI issued a joint press release announcing the execution of the Merger Agreement. The press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Additional Information

The Merger Agreement has been included to provide security holders with information regarding its terms.  It is not intended to provide any other factual information about RiskMetrics or MSCI.  The representations, warranties and covenants contained in the Merger Agreement were made solely for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders.  Security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of RiskMetrics or MSCI.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in RiskMetrics’ or MSCI’s public disclosures.

Item 9.01.  Financial Statements and Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of February 28, 2010 among RiskMetrics Group, Inc., MSCI Inc. and Crossway Inc.

2.2	Voting and Irrevocable Proxy Agreement dated as of February 28, 2010 among MSCI Inc. and the stockholders named therein

2.3	Non-Competition and Non-Solicitation Agreement dated as of February 28, 2010 between Ethan Berman and MSCI Inc.

99.1	Press Release issued jointly by RiskMetrics Group, Inc. and MSCI Inc., dated March 1, 2010

99.2	Letter to clients issued by RiskMetrics Group Inc. regarding the Merger, dated March 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RiskMetrics Group, Inc.

Date:	March 1, 2010	By:	/s/ M. Ethan Berman
			Name:	M. Ethan Berman
			Title:	Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of February 28, 2010 among RiskMetrics Group, Inc., MSCI Inc. and Crossway Inc.

2.2	Voting and Irrevocable Proxy Agreement dated as of February 28, 2010 among MSCI Inc. and the stockholders named therein

2.3	Non-Competition and Non-Solicitation Agreement dated as of February 28, 2010 between Ethan Berman and MSCI Inc.

99.1	Press Release issued jointly by RiskMetrics Group, Inc. and MSCI Inc., dated March 1, 2010

99.2	Letter to clients issued by RiskMetrics Group Inc. regarding the Merger, dated March 1, 2010